EXHIBIT 99

BOSTON BEER REPORTS FIRST QUARTER VOLUME,
REVENUE AND EARNINGS

BOSTON, MA (5/3/05) -- The Boston Beer Company, Inc. (NYSE: SAM) achieved first quarter 2005 diluted earnings per share of $.27, an $.18 increase over the same period last year. Net revenue increased 9.1% in the first quarter 2005, and net income increased by $2.7 million over the prior year.

The net revenue increase in the first quarter was driven by a shipment volume increase of 6.5% and a 2.5% price and package mix related increase. The first quarter increase in net income was primarily driven by the revenue increase and deferrals in advertising spending as the Company withheld spending prior to the introduction of the Company's new brand campaign which began in March 2005.

Distributor sales of the Boston Beer brands to retail (depletions) declined 1.4% from the first quarter 2004. Jim Koch, Chairman and Founder of the Company, commented, "While we are pleased with our earnings growth, we are somewhat disappointed with the first quarter depletion results. January proved to be a difficult month for us as well as the entire industry, but we saw some improvement in the remainder of the quarter. In early March, we introduced our new brand communication and believe that it capitalizes on the roots and essence of Samuel Adams' success. We are excited by this new campaign."

Martin Roper, Boston Beer President and CEO said, "We believe the Samuel Adams brand continues to maintain strong brand equity. Continued strong growth in Samuel Adams Seasonals, Brewmaster's Collection and Twisted Tea, offset some weakness in Samuel Adams Boston Lager and Sam Adams Light. Although we experienced some weakness in bottle packages late in the quarter which pulled our total trends down, on-premise trends, while slightly negative, improved during the quarter. Our key wholesalers responded enthusiastically to our presentation of our new brand messaging. We continue to work on non-media elements of our strategy and expect these to be rolled out over the summer. It is too early to identify the impact of these initiatives on our volumes. Our full year projections of brand investment may change depending on the effectiveness of these initiatives, as we look to grow our volume."

Bill Urich, Boston Beer CFO added, "During first quarter 2005, we benefited from our 2004 cost savings projects and further efficiencies achieved in our manufacturing and operating expenses. These efficiencies offset the increases in packaging and freight costs we experienced. Energy cost increases continued to place pressure on our margins. We see these cost pressures continuing, particularly the freight cost increases, and expect to offset these increases with our

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efficiency initiatives. The $6.5 million Cincinnati brewery expansion project, which is part of this effort, is on schedule for completion in the third quarter."

Mr. Roper also stated, "We entered into a production agreement in April 2005 with Brown-Forman Distillery Company to produce at our brewery located in Cincinnati, Ohio, a clear malt base for Brown-Forman and for use in our Twisted Tea® flavored malt beverages. This is the result of a joint development project combining Brown-Forman technology and our expertise in fermentation. With this and some other initiatives, we now expect our capital expenditures for the year to be between $12.0 and $15.0 million."

Shipments and orders in-hand suggest that core shipments for April and May 2005 appear to be up approximately 1.0% as compared to the same period in 2004. Actual shipments for the current quarter may differ, however, and no inferences should be drawn with respect to shipments in future periods.

1st Quarter Results

For the 13-week period ended March 26, 2005, the Company recorded net sales of $48.7 million, a 9.1% increase from the first quarter in 2004. Net revenue per barrel increased by 2.5% during the quarter, due primarily to price increases and, to a lesser extent, a shift in the package mix from kegs to bottles. As reflected on the following chart, reported shipment volume for the period was 280,000 barrels, a 6.5% increase from prior year.

Barrels	Q1-2005	Q1-2004	%Chg

Total Boston Beer Brands	278,000	261,000	6.5%
3rd Party Contract Brewing	2,000	2,000	-
Total Company	280,000	263,000	6.5%

Distributor sales of the Boston Beer brands to retail (depletions) totaled approximately 246,000 barrels, a 1.4% decrease from the first quarter 2004, primarily as a result of declines in Samuel Adams Boston Lager® and Sam Adams Light® volume.

The Company's recorded net income of $4.0 million or $.27 per diluted share for the first quarter 2005 increased by $2.7 million or $.18 per diluted share as compared to the same period last year. Gross margins as a percent of net sales increased to 61.2% from 59.5% in the first quarter of 2004, principally due to net price increases and favorable manufacturing costs. Advertising, promotional and selling expenses for the quarter were down by $1.7 million or 8.0% compared to the same period last year. This decrease was primarily a result of a delay in television advertising spending in the first quarter 2005, as well as higher expenses in the first quarter 2004 for outdoor and print advertising for Sam Adams Light®. General and administrative expenses increased by $0.8 million compared to the same period last year, due to an increase in salary and benefit costs, and accounting and legal fees.

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Other matters

The Company currently expects earnings per share for the full year 2005 to be between $0.94 and $1.00, based on current plans and market trends, versus $0.86 per diluted share earned in 2004. The Company believes that this earnings per share growth will be driven by volume increases for the full year and the price increases implemented in the first quarter. These anticipated increases in revenue are expected to be offset somewhat by increases in advertising, promotional and selling expenses of between $4.0 million to $7.0 million, normal inflationary production cost increases, and general and administrative expense increases. The Company's currently anticipated 2005 total advertising, promotional and selling expenditures may be adjusted, up or down, as deemed appropriate for the benefit of the Company's long term volume growth.

During the three months ended March 26, 2005, the Company did not repurchase any of its Class A Common Stock. As of May 2, 2005, the Company had $5.2 million remaining on the authorized share buyback expenditure limit under its Stock Repurchase Program. Since the beginning of the Program, the Company has repurchased a total of approximately 7.1 million shares of its Class A Common Stock for an aggregate purchase price of $74.8 million through May 2, 2005. As of May 2, 2005, the Company has 10.2 million shares of Class A Common Stock outstanding and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company is America's leading brewer of hand-crafted, full-flavored beer.  Founder and brewer, Jim Koch, brews Samuel Adams® beers using the time-honored, traditional four-vessel brewing process and the world's finest all-natural ingredients.  Beer-lovers can enjoy many styles of Samuel Adams® beers that range from light-bodied to bold, traditional to extreme.  In the last twenty years, the brewery has won more awards in international beer tasting competitions than any other brewery in the world.  Samuel Adams Boston Lager®, the Company's flagship brand, is brewed using the same recipe and techniques that Jim Koch's great-great grandfather used in the mid 1800s.  The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality.  For more information about Samuel Adams® beers visit www.samueladams.com or visit www.bostonbeer.com for financial information.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the years ended December 25, 2004 and December 27,

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2003. Copies of these documents may be found on the Company's website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Tuesday, May 3, 2005

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THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Operating Results:

	(unaudited)
	Quarter Ended

	March 26,	March 27,
	2005	2004

Barrels sold	280	263

Gross revenue	$53,625	$49,307
Less excise taxes	4,916	4,652

Net revenue	48,709	44,655
Cost of goods sold	18,877	18,073

Gross profit	29,832	26,582
Advertising, promotional and selling expenses	19,808	21,522
General and administrative expenses	4,020	3,209

Total operating expenses	23,828	24,731

Operating income	6,004	1,851
Interest income, net	301	200
Other income (expense), net	158	(8)

Income before income taxes	6,463	2,043
Provision for income taxes	2,500	772

Net income	$3,963	$1,271

Net income per share - basic	$0.28	$0.09

Net income per share - diluted	$0.27	$0.09

Weighted average number of common shares - basic	14,275	14,019

Weighted average number of common shares - diluted	14,698	14,352

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

Conference Call Begins at 4:00 p.m. (ET)

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Consolidated Balance Sheets:
(in thousands, except share data)
	(unaudited)
	March 26,	March 27,
	2005	2004

Assets
Current Assets:
Cash and cash equivalents	$38,523	$35,794
Short-term investments	23,900	24,000
Accounts receivable, net of allowance for doubtful
accounts of $597 in 2005 and 2004	10,489	12,826
Inventories	12,755	12,561
Prepaid expenses	1,399	883
Deferred income taxes	1,400	1,474
Other assets	4,644	230

Total current assets	93,110	87,768

Property, plant and equipment, net	18,742	17,222
Other assets	1,060	1,095
Goodwill	1,377	1,377

Total assets	$114,289	$107,462

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$5,964	$9,744
Accrued expenses	22,141	16,494

Total current liabilities	28,105	26,238

Deferred income taxes	1,511	2,085
Other liabilities	768	769

Stockholders' Equity
Class A Common Stock, $.01 par value;
22,700,000 shares authorized; 10,182,663
shares in 2005 and10,088,869 shares in 2004
issued and outstanding	102	101
Class B Common Stock, $.01 par value;
4,200,000 shares authorized; 4,107,355 issued
and outstanding	41	41

Additional paid-in capital	67,842	66,157
Unearned compensation	(473)	(280)
Other comprehensive income	(124)	(203)
Retained earnings	16,517	12,554

Total stockholders' equity	83,905	78,370

Total liabilities and stockholders' equity	$114,289	$107,462

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Consolidated Statements of Cash Flows:
(in thousands)
	(unaudited)
	Quarter Ended

	March 26,	March 27,
	2005	2004

Cash flows from operating activities:
Net income	$3,963	$1,271
Adjustments to reconcile net income to net cash from
operating activities:
Depreciation and amortization	980	1,251
Bad debt expense	-	65
Stock option compensation expense	36	22
Tax benefit from stock options exercised	413	309
Changes in assets and liabilities:
Accounts receivable	2,337	795
Inventories	(194)	(577)
Prepaid expenses	(516)	(322)
Other current assets	(4,141)	1,377
Other assets	-	(114)
Deferred taxes	(422)	(257)
Accounts payable	(3,780)	(51)
Accrued expenses	5,645	(953)
Other long-term liabilities	-	(46)

Net cash from operating activities	4,321	2,770

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,465)	(862)
Purchases of available-for-sale securities	-	(6,138)
Redemption of short-term investments	100	-

Net cash used in investing activities	(2,365)	(7,000)

Cash flows from financing activities:
Proceeds from exercise of stock options	697	1,136
Net proceeds from the sale of Investment Shares	76	48

Net cash from financing activities	773	1,184

Change in cash and cash equivalents	2,729	(3,046)

Cash and cash equivalents at beginning of period	35,794	27,792

Cash and cash equivalents at end of period	$38,523	$24,746

Supplemental disclosure of cash flow information:
Taxes paid	$856	$87

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